Exhibit 99.2

WordLogic Corp. Expands Product Launch on US TV -- 5,000 Commercials Set to Broadcast Starting Tuesday

VANCOUVER, British Columbia, July 6 /PRNewswire-FirstCall/ -- Following its initial product launch on U.S. television, WordLogic Corporation, (OTC Bulletin Board:WLGC.ob - News) a leading-edge technology company developing advanced methods of text and information entry, advanced input, and refined search capabilities, will add 5,000 60-second TV commercial spots to air 24 hours a day on various broadcast and cable television stations throughout the U.S. during July, reports WordLogic CEO Frank Evanshen, adding, "Additional round-the-clock exposure should boost our sales and product recognition."

The one-minute commercial introduces WordLogic™ Predictive Keyboard product, a universal, easy-to-use text entry system based on a USB-plug-in drive that is simple for anyone who uses an electronic device.

Mr. Evanshen explains that, "WordLogic streamlines and facilitates such daily communication activities as typing software and Assistive Technology, while it serves as a research tool and an aid in language learning and instruction."

To order the product, click "Buy Now" at www.wordlogic.com or go directly to www.wordlogicusb.com. WordLogic has call center facilities to accept orders.  U.S.-based Custom USB will handle software downloading, shipping and handling. The commercial may also be viewed at www.wordlogic.com.

Advidea Inc. produced the new commercial for the WordLogic TV broadcast ad campaign.

Vancouver, B.C.-based WordLogic (www.wordlogic.com) is the developer of patent-protected predictive text software widely used in Internet-based search applications.  WordLogic offers advanced methods of text and information entry into personal computing devices ranging from small handheld Mobile devices to Tablet and Desktop computers. WordLogic has several patents granted on its current products with many new applications now under consideration.  Company information: WordLogic headquarters is located at 1130 West Pender St., Suite 230, Vancouver BC Canada. Telephone: 1-866-WORDLOGIC. Frank Evanshen, CEO, WordLogic Corporation 1+604.257.3660, fevanshen@wordlogic.com, Roger Sichel, Director of Business Development, 1+914.273.9691, rsichel@wordlogic.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See WordLogic's filings with the United States Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.